Exhibit 10.20

August 17, 2009

PhaseRx, Inc.

454 N 34th St

Seattle WA 98103

Robert W. Overell, Ph.D.

1854 NW 195th St #302

Shoreline, WA 98177

Dear Bob:

We are delighted to extend to you an offer to amend the existing terms of your employment with PhaseRx, Inc. (the “Company”). If accepted, the following terms shall constitute your amended and restated employment offer letter agreement with the Company (the “Agreement”) and shall amend and restate the terms of your employment offer letter agreement dated as of February 21, 2008.

1.	EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on August 17, 2009 (the “Effective Date”) and shall continue until terminated in accordance with Section 4 hereof.

1.2 Title. In addition to your current title of President of the Company, you shall have the title of Chief Executive Officer (“CEO”). In your capacities as President and CEO, you shall report to the Board of Directors of the Company (the “Board”). You will also continue to serve on the Board. Subject to acceptance by the Board of such resignation, you also hereby agree to resign from the Board at such time as your service as President and CEO of the Company terminates, at which time you shall be granted Board observer status.

1.3 Duties. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the positions of President and CEO, consistent with the bylaws of the Company.

1.4 Location. Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company’s offices located in Seattle, Washington; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement, it being recognized that should you reduce your time allocation to the company to 80% or less time, the balance of your business time may be allocated to other activities, providing they do not conflict with other terms of this Agreement

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 1 of 11

2.2 Covenant not to Compete. Except with the prior written consent of the Board, you shall not, while employed by the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries or joint ventures currently existing or which may be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or that otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3 Agreement not to Compete. During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates; provided, however, that (i) investments by you, directly or indirectly, in Frazier Healthcare III, IV and V, L.P. shall in no event be deemed to have breached Section 2.2 of this Agreement, this Section 2.3 or any provision of the At-Will Employment Agreement (as hereinafter defined); provided, further, that the activities of Foundation BioVentures LLC shall not be deemed to have breached Section 2.2 of this Agreement, this Section 2.3 or any provision of the At-Will Employment Agreement unless such activities directly relate to the delivery of siRNA or the intracellular delivery of other molecules. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a quotation system similar to the Nasdaq National Market prior to its becoming a national securities exchange or in the over-the-counter market, will not constitute a breach of this paragraph.

In addition, for one (1) year after termination of this agreement, you will not (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business that is in competition with the Company’s business of using membrane disruptive non-natural polymers to facilitate the intracellular delivery of (i) siRNA, (ii) therapeutics, (iii) reagents or (iv) diagnostics. This provision shall terminate 12 months after a Change of Control (as defined below).

3.	COMPENSATION.

3.1 Base Salary. You will earn a base salary (“Base Salary”) of $275,000 per year, less payroll deductions and all required withholdings, which Base Salary will accrue beginning on the Effective Date and be paid semi-monthly in accordance with the Company's normal payroll procedures. If your time allocation to the Company is less than 100%, your compensation shall be reduced on a pro-rata basis.

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 2 of 11

3.4 Employment Taxes. All of your compensation will be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5 Vacation; Benefits. You will accrue twenty (20) days of vacation per year, in accordance with the Company’s vacation policy, at the rate of one and two-thirds (1 2/3rds) days per month beginning on the one-month anniversary of the Effective Date. Up to thirty (30) days of accrued but unused vacation may be carried over from one year to the next. In addition, you will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in Company employee benefit plans or arrangements which may be in effect from time to time, and made available to the Company’s executive management including medical, healthcare, dental and vision benefit plans. The Company will also provide parking in the vicinity of the Company’s offices. You should note that the Company may modify benefits from time to time as it deems necessary.

3.6 Bonus and Equity Compensation. You shall be entitled to receive the compensation set forth on Exhibit A hereto as additional consideration for the expanded responsibilities that you are undertaking pursuant to this Agreement.

4.	TERMINATION.

4.1 Termination by the Company. Notwithstanding any other provision of this Agreement, you shall be an at-will employee. This means that the Company may terminate your employment under this Agreement at any time, for any reason or for no reason, with or without cause, upon thirty (30) days advance written notice to you. Upon termination of your employment by the Company with Cause (as defined below), the Company shall pay the amount of any earned but unpaid Base Salary and accrued but unused vacation benefits, in each case through the date of termination at the applicable rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you under this Agreement. For purposes of this Agreement, “Cause” shall mean: (i) an act of dishonesty made by you in connection with your responsibilities as an employee that results in material harm to the Company, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct that results in material harm to the Company or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company that specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties. Upon termination of your employment by the Company, or any successor entity, without Cause (other than as a result of your death or disability), you will receive, subject to you executing and not revoking a reasonable and customary separation agreement in a form agreeable to the Company, six (6) months’ of your then applicable Base Salary and healthcare benefits, which amount shall be paid in a lump sum payment within thirty (30) days of such termination without Cause.

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 3 of 11

4.2 Termination by You. You may resign your employment at any time upon thirty (30) days advance written notice to the Company, delivered to the Board. Upon any resignation by you that is without Good Reason (as defined below), the Company shall only be required to pay you the amount of your Base Salary (if any) and accrued but unused vacation through the date which is the later of: (a) thirty (30) days after such notice is delivered to the Board or (b) the date which the Company, in its sole discretion, determines as the final day of employment, and you shall not be entitled to any other benefit or compensation and the Company will have no further obligations to you under this Agreement. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice. Upon a resignation for Good Reason, you will receive, subject to you executing and not revoking a reasonable and customary separation agreement in a form agreeable to the Company, six (6) months’ of your then applicable Base Salary and healthcare benefits, which amount shall be paid in a lump sum payment within thirty (30) days of such resignation for Good Reason (as defined below).

For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events effected without your prior written consent: (i) the assignment to you of any duties or the reduction of your duties, either of which results in a material diminution in your position or responsibilities with the Company; provided that, it being understood that the continuance of your duties and responsibilities at the same level of responsibility as in effect immediately prior to a Change of Control at the subsidiary or divisional level following a Change of Control, rather than at the parent, combined or surviving company level following such Change of Control shall not be deemed Good Reason within the meaning of this clause (i); (ii) a material reduction by the Company in your Base Salary; (iii) a material change in the geographic location at which you must perform services (for purposes of this Agreement, your relocation to a facility or a location less than 30 miles from your then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Agreement.

For purposes of this Agreement, a “Change of Control” means either (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

4.3 Termination by Mutual Agreement of the Parties. Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing. Any such termination of employment will have the consequences specified in such writing.

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 4 of 11

4.5 Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of your “separation from service” (as defined under Section 409A), then only that portion of the severance and benefits payable to you pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following your separation from service in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or the date of your death if earlier. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your separation from service, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1 As a condition of your continued employment you agree to abide by the At-Will Employment Agreement that you executed at the commencement of your tenure as President of the Company (the “At-Will Employment Agreement”).

5.2 While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you shall not, either directly or through others, solicit or attempt to solicit or hire or attempt to hire any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 5 of 11

6.	Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement to any person, including other employees of the Company; provided, however, you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Washington.

9.	ENTIRE AGREEMENT.

This Agreement, the Restricted Stock Purchase Agreement between Foundation BioVentures LLC and the Company, as amended (the “RSPA”), and any surviving terms of your prior consulting agreement with the Company, as amended, set forth the entire agreement and understanding between you and the Company relating to the terms and conditions of your employment and the termination of your employment, and supersede all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the At-Will Employment Agreement, this Agreement controls.

10.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Company.

11.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 6 of 11

13.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.	REPRESENTATIONS AND WARRANTIES.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

15.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall contribute one and the same instrument.

16.	DISPUTE RESOLUTION.

In the event of any dispute or controversy relating to or arising out of your employment relationship with the Company, you and the Company agree that any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration to be held in King County, Washington, in accordance with the employment dispute rules then in effect of the American Arbitration Association. Each of you and the Company agree to pay one-half of the costs and expenses of such arbitration, and that each of you and the Company will separately pay your respective counsel fees and expenses.

17.	ELIGIBILITY.

As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

18.	Survival of Certain Provisions

The second paragraph of Section 2.3 and Sections 5, 8, 10, 11, 12 and 16 shall survive the termination of this Agreement.

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 7 of 11

If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than 5:00 p.m. PT on August 20, 2009. After such date this offer shall lapse.

I look forward to your favorable reply and to the continuation of a productive and enjoyable working relationship.

[Signature Page Follows]

Overell Final Offer Letter	PhaseRx, Inc Confidential	Page 8 of 11

Sincerely,

PhaseRx, Inc.

  /s/ Steven Gillis_____________________________

Steven Gillis, Ph.D.

Chairman

Agreed and Accepted:

  /s/ Robert W. Overell________________________

Robert W. Overell, Ph.D.

Dated: ___Aug 19, 2009_______________________

[Signature Page to Amended and Restated Offer Letter Agreement]

PhaseRx, Inc.	Page 9 of 11

Exhibit A

I.	Bonus Eligibility

If (i) the Company meets certain annual corporate objectives, to be defined by the Board of Directors in its sole discretion (the “Corporate Objectives”), and (ii) the Board, in its sole discretion, determines that the Corporate Objectives have been met during an applicable period, then you will be entitled to receive a cash bonus payment equal in value to up to 25% of your annual salary; provided, however, that the Board of Directors, in its sole discretion, may grant you options to purchase shares of the Company’s Common Stock in lieu of up to one-half of any such cash bonus payment otherwise payable to you, which options shall vest in each case on terms substantially similar to those set forth below under the heading “Initial Grant;” provided, further, that the vesting commencement date of any such option grant shall be the date on which the applicable Corporate Objectives were met, as determined by the Board in its sole discretion.

II.	Equity Compensation

A.	Initial Grant

At the first meeting of the Board of Directors following the Effective Date, the Company will recommend that the Board grant you an option to purchase 687,501 shares of the Company’s Common Stock (the “Option”). The Option will be subject to the terms of the Company’s 2006 Stock Plan, as it may amended from time to time (the “Plan”), and a stock option agreement to be entered into between you and the Company. One forty-eighth (1/48th) of the shares subject to the Option shall vest on the one-month anniversary of the date of this Agreement and each month thereafter on the same day of the month (and if there is no such day in a given month, on the last day of that month), subject in each instance to your continuous status as a Service Provider (as defined in the Plan) through each such date, until 100% of the shares subject to the Option are fully vested and exercisable on the fourth anniversary of the date of this Agreement; provided that 50% of any then unvested shares subject to the Option shall immediately vest and become exercisable immediately prior to a Change of Control; provided further that 100% of any then unvested shares subject to the Option shall immediately vest and become exercisable in the event that your employment is terminated either (a) by the Company without Cause at any time less than three (3) months prior to or within eighteen (18) months after a Change of Control or (b) by you for Good Reason at any time less than three (3) months prior to or within eighteen (18) months after a Change of Control. The acceleration terms of the Option are referred to below as the “Acceleration Terms.”

B.	Amendment to RSPA Vesting

The Company will use its best efforts to amend the terms of the RSPA to provide for acceleration upon the termination of the Purchaser’s status as a Service Provider (as “Purchaser” and “Service Provider” are defined in the RSPA) on substantially the same terms as the Acceleration Terms.

PhaseRx, Inc.	Page 10 of 11

C.	Bonus Eligibility upon Acquisition

If the Company is sold in an acquisition generating at least $150 million in gross proceeds to the Company prior to the consummation of an Equity Financing (as defined below) (an “Acquisition”), the Company will use its best efforts to provide you with consideration equivalent to the consideration, if any, payable in connection with such Acquisition to a holder of shares of the Company’s Common Stock equal to one percent (1%) of the Company’s fully diluted share capital immediately prior to the closing of such Acquisition (which, for the avoidance of doubt, shall include all then outstanding shares of capital stock of the Company and rights to acquire capital stock of the Company), subject to the terms of any definitive agreements entered into in connection with such Acquisition, including without limitation escrow and holdback provisions, if any. An “Equity Financing” shall mean a transaction or series of related transactions occurring on or after September 1, 2009 pursuant to which the Company issues and sells shares of its Preferred Stock for the principal purpose of raising capital.

Any equity grant issued by the Board of Directors at the Company’s recommendation pursuant to this Agreement shall have an exercise price equal to the fair market value of the Company’s Common Stock, as determined in good faith by the Board on the date of such equity grant.

PhaseRx, Inc.	Page 11 of 11